EXHIBIT 10.1

CONFIDENTIAL SEVERANCE AGREEMENT

This Confidential Severance Agreement (“Agreement”) is entered into between Red Robin International, Inc. and Red Robin Gourmet Burgers, Inc. (collectively “Red Robin”) and Eric Houseman (“Houseman”).  In this Agreement, Red Robin and Houseman may be referred to individually and separately as “Party” or collectively as the “Parties.”

WHEREAS, Red Robin is restructuring and eliminating Houseman’s position with Red Robin, resulting in the termination of his employment effective August 1, 2014 (the “Termination Date”); and

WHEREAS, Houseman and Red Robin (collectively, the “Parties”) desire to enter into a mutual severance agreement and general release;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and agreements set forth herein, and the benefits flowing therefrom, and other good and valuable consideration, the adequacy of which the Parties hereby acknowledge, the Parties to this Agreement covenant and agree as follows:

1.                                      Severance Payment to Houseman.

a.                                      Red Robin will pay Houseman one-hundred seventy-four thousand five hundred sixty-one dollars twenty-three cents ($174,561.23), less any and all applicable deductions for federal, state, and local taxes, which is equal to the salary Red Robin would have paid Houseman if Houseman had remained employed during the twenty-one weeks and three days between August 2, 2014 and December 31, 2014.  This sum will be paid in installments on Red Robin’s regular paydays through December 31, 2014.

b.                                      Red Robin shall make a single lump-sum severance payment to Houseman for four hundred twenty thousand two hundred forty dollars ($420,240.00), less any and all applicable deductions for federal, state and local taxes or otherwise required by law.  Red Robin shall make the severance payment in January of 2015.  Except as otherwise provided in this Agreement, the severance payment will not be considered “wages” pursuant to any State law or regulation.

c.                                       The payments in this Paragraph 1 are in consideration for Houseman’s obligations under this Agreement and to respond to Red Robin’s needs for transition assistance and to provide other reasonable transition services through March 1, 2015.

2.                                      Continued Benefits Coverage.

a.                                      Subject to the terms of the applicable plan documents and the remaining provisions of this Paragraph 2, during the Severance Period, Red Robin shall pay on behalf of Houseman a portion of the cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for any Red Robin-sponsored health, dental and/or vision benefit plans in which Houseman and/or his dependents were participating as of the

Termination Date.  Red Robin will pay to the applicable benefit plan an amount equal to the difference between (a) the monthly premiums due for COBRA continuation coverage and (b) the amount of Houseman’s contribution to the premiums for the covered benefits during the last month of his employment with Red Robin.  The intended result of this provision is that the amount that Houseman pays for continuation coverage under COBRA during the Severance Period will be the same as the amount he paid for those benefits during the last month of his employment with Red Robin.  The “Severance Period” is the eighteen months following the Termination Date.

b.                                      In order to be entitled to this payment of a portion of the premiums for continuation coverage set forth in this Paragraph 2, Houseman (and his dependents) must timely elect to exercise continuation rights under COBRA and must not waive such election, and Houseman must continue to pay Houseman’s portion of the monthly premiums for continuation coverage.  If Houseman (or his dependents) elect to discontinue COBRA coverage during the Severance Period or fails to pay his share of the monthly premium for continuation coverage, Red Robin will cease making payments and Houseman will forfeit any remaining payments under this Paragraph 2.  After the Severance Period, Red Robin will cease paying any portion of Houseman’s COBRA continuation coverage costs.

c.                                       This Paragraph 2 is not intended to extend or otherwise affect the availability or duration of COBRA continuation coverage.  This Paragraph merely addresses which Party is responsible for all or a portion of the cost of that coverage.

3.                                      Outplacement Services.  For six months following the Termination Date,   Houseman will be eligible for certain outplacement and career counseling services, at Red Robin’s expense, provided he enrolls for the outplacement services within ninety (90) days of the Termination Date.  Outplacement and career counseling services will be provided by a vendor selected by Red Robin in its sole discretion.

4.                                      Additional Payment in Lieu of Bonus.  In February or March 2015 (but not later than March 15, 2015), Red Robin will pay Houseman an amount equal to the bonus (targeted at 80% of salary) to which Houseman would have been entitled for 2014 had he remained in employment with Red Robin through the end of the fiscal year for 2014 but based solely on the achievement of performance targets for the four quarters of 2014, as determined by Red Robin in its sole discretion.  Such payment will be made in one lump sum, less required withholdings for federal, state, and local taxes.

5.                                      Equity.  All unvested stock options, restricted stock units, and restricted stock held by Houseman shall continue to vest through March 1, 2015 and shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted.  In no event shall this section be deemed to accelerate or otherwise amend the terms of any outstanding award.

6.                                      Taxes.  Red Robin shall withhold from the severance payments described in Paragraphs 1 and 3 of this Agreement all required withholdings for taxes.  The Parties agree that it shall be Houseman’s exclusive obligation to pay all additional amounts, if any, that may be determined to be due and owing by Houseman as taxes, interest, and penalties arising out of the payments and benefits described in Paragraphs 1, 2, and 3.  Houseman agrees to hold the Released Parties, as defined in Paragraph 8, harmless against and to indemnify any or all such entities and individuals for, any and all claims by the Internal Revenue Service or any other taxing authority or other governmental agency (whether federal, state, or local) that are caused by Houseman’s failure to pay such taxes, interest or penalties when due, and all attorneys’ fees and costs incurred by any or all such entities or individuals in connection therewith, if any such claim is made against any or all entities or individuals for taxes, interest, and/or penalties on the severance payment.

7.                                      No Additional Compensation.  By signing this Agreement, Houseman acknowledges that he has received his full salary, wages, and other compensation for his services as an employee of Red Robin through the Termination Date, including his accrued and unpaid vacation through the Termination Date.  Houseman further acknowledges that Houseman is not entitled to, and shall not receive, any salary or wage, vacation, pay, benefit payment, bonus, incentive compensation, performance award, tips, gratuity, or other compensation related to Houseman’s employment with Red Robin and that Houseman shall receive from Red Robin only the severance payment and consideration set forth in Paragraphs 1, 2 and, 3 of this Agreement.  Nothing in this Agreement shall prevent Houseman from receiving amounts held in his name in accordance with the terms and conditions of the Red Robin 401(k) Plan.

8.                                      Houseman’s General Release and Covenant Not To Sue.

a.                                      When this Agreement becomes effective, as defined in Paragraph 26, below, Houseman, individually and on behalf of Houseman’s successors, heirs, and assigns, FOREVER, IRREVOCABLY, AND UNCONDITIONALLY RELEASES, WAIVES AND DISCHARGES Red Robin, the parent, subsidiary or otherwise affiliated corporations, companies and businesses of Red Robin, and its and their respective past, present or former directors, officers, shareholders, owners, managers, supervisors, employees, trustees, partners, attorneys, agents and representatives, and the respective successors, heirs and assigns of these individuals (collectively, the “Released Parties”), from any and all actions, causes of action, claims, charges, demands, losses, damages, costs, attorney fees, judgments, liens, indebtedness and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, asserted or unasserted by Houseman, that Houseman may have or claim to have, in any way relating to or arising out of (i) any event or act of omission or commission occurring from the beginning of time through the date of Houseman’s execution of this Agreement, and/or (ii) Houseman’s employment with Red Robin and/or the termination of such employment, (collectively, “Employee’s Claims”), including but not limited to any dispute, claim, or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; the Americans with Disabilities Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Colorado Anti-Discrimination Act;  Colo. Rev. Stat. § 24-34-402.5; and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law, or otherwise, including, but not limited to tort claims such as defamation, intentional infliction of emotional distress, intentional interference with a contract and/or prospective business advantage, and negligent hiring and supervision, as well as contract and quasi-contract claims, relating to any and all disputes now existing between Houseman and any of the Released Parties, for or because of any matter or thing done, omitted, or suffered to be done by any of the Released Parties, for any incidents, including those past and present, which may have existed or occurred prior to, or contemporaneously with, the execution of this Agreement, with the sole exception that nothing contained in this Agreement shall release any claim Houseman may have for indemnification by the Red Robin under its charter, bylaws, or other applicable law or agreement for claims asserted against Houseman by any third party for acts performed within the scope of Houseman’s duties as an officer of Red Robin; provided, however, that nothing in this Agreement is intended to or does waive any claim Houseman has or may have against James M. Falko,  James Falko, Jr., and/or Sylvia Falko in their personal or professional capacities, and their heirs and assigns.

b.                                      If Houseman or an attorney or agent for Houseman files any civil action in any court, asserting any of Employee’s Claims against any Released Party, this Agreement may be used by the Released Party as a complete defense to Employee’s Claims and Houseman shall be obligated to pay all costs, expenses, and attorney fees incurred by a Released Party in defending against Employee’s Claims in any such court action, to the full extent permitted by law.

c.                                       No provision in this Agreement shall be interpreted as a waiver of any claim that cannot lawfully be waived.  No provision of this Agreement shall constitute a waiver of any claim that might arise after Houseman’s execution of this Agreement.

d.                                      Houseman hereby waives any right to personal relief arising from any charge or complaint filed with any federal, state, or local agency against any of the Released Parties relating to or attributable to any alleged conduct of any of the Released Parties occurring prior to the execution of this Agreement, and warrants and covenants that he will not at any time after execution of this Agreement accept any such personal relief.

e.                                       Houseman hereby warrants to Red Robin that Houseman has not assigned or transferred to any person or entity any portion of any of Employee’s Claims which are released, waived, and discharged in this Paragraph 8.

9.                                      Red Robin’s Confidential Business Information.

a.                                      Houseman agrees to maintain in confidence and not to, directly or indirectly, intentionally or inadvertently, use, rely on, publish, or otherwise disclose to any competitor or any other third party any “Confidential Business Information” (as defined below) created, received or obtained by Houseman in the course of performing Houseman’s duties for Red Robin.  Additionally, if Houseman receives a subpoena to produce such Confidential Business Information, Houseman shall take appropriate measures to quash the subpoena or to cooperate with Red Robin’s efforts to quash the subpoena.  In addition, if Houseman receives a subpoena or is ordered by a court of competent jurisdiction to produce Confidential Business Information, Houseman shall give prompt notice to Red Robin of the subpoena and/or the court order in order to provide Red Robin with the opportunity to prevent disclosure.  Houseman shall give such notice within twenty-four (24) hours after receiving a subpoena and/or a court order compelling production of Confidential Business Information.  Houseman shall give notice to Michael Kaplan, General Counsel, Red Robin International, Inc., 6312 South Fiddlers Green Circle, Suite 200 North, Greenwood Village, Colorado 80111 or his assign, designee, or successor.

b.                                      For the purposes of this Agreement, “Confidential Business Information” means information, regardless of format (including, but not limited to notes, documents, records, reports, electronic files, data, correspondence, memoranda, manuals, emails, text messages, audio recordings, and video recordings), that is subject to efforts by Red Robin that are reasonable under the circumstances to maintain its secrecy and that pertains to Red Robin’s business.  “Confidential Business Information” includes, but is not limited to, Red Robin’s trade secrets, the trade secrets belonging to Red Robin’s customers and vendors, computer and management systems, internal processes, personal information about Red Robin employees (including but not necessarily limited to names, social security numbers, addresses, telephone numbers, and confidential personnel actions), non-public compensation information about other Red Robin employees (“Confidential Business Information” does not include information about Houseman’s compensation during his employment by Red Robin, nor does it include compensation information about executives whose compensation information is publicly disclosed), operation of technological platforms, business models, operations manuals, marketing strategies, market research, operations strategies and plans, new restaurant opening plans, site selection criteria, market research, product development, pricing strategies, non-public financial information, customer and vendor contracts and strategies, images (including copyrighted images), and strategic and business plans and goals.  “Confidential Business Information” does not include information or material that is in the public domain.

c.                                       Houseman agrees that breach of this Paragraph 9 would result in material and irreparable harm to Red Robin.  Therefore, Houseman and Red Robin agree that Red Robin shall be entitled to all equitable and legal remedies, including attorneys’ fees and costs, injunctive relief, liquidated damages and/or actual and consequential damages, in the event of a breach of this Paragraph 9.  All duties, obligations, and remedies set forth herein shall be in addition to those that exist at common law and pursuant to statute, such as the Uniform Trade Secrets Act.

d.                                      Houseman and Red Robin agree that the damages to Red Robin from any breach by Houseman of this Paragraph 9 may be impracticable or impossible to ascertain with precision.  Houseman and Red Robin agree that an appropriate estimate of the damages to Red Robin for the misappropriation of Confidential Business Information in breach of this Paragraph 9 would be an amount equal to the personnel costs, contractor costs, and equipment costs Red Robin incurred in researching, creating, and maintaining the misappropriated Confidential Business Information, together with the costs of Red Robin’s efforts to maintain the confidentiality of the Confidential Business Information, including the preparation and administration of confidentiality agreements and the installation and maintenance of security systems.  In the event the misappropriated Confidential Business Information is of a type permitting calculation of damages in excess of the costs described above, the Parties agree Red Robin will be entitled to actual damages for the violation of this Paragraph 9.

10.                               Return of Red Robin’s Property.  Houseman hereby agrees to return to Red Robin all notes, manuals, charts, documents, drafts, records, research, reports, electronic files, magnetic files, data, correspondence, memoranda, emails, text messages, hardware, and software used in and/or relating to Red Robin’s past, current, or projected future business, in Houseman’s possession or control.  Houseman acknowledges that all of these items are the sole and exclusive property of Red Robin.  Red Robin shall be entitled to equitable and legal remedies, including a damage award, injunctive relief, liquidated damages, and an award of attorney fees against Houseman, in the event of a breach of this Paragraph 10 by Houseman.

11.                               Non-Solicitation.  For a period of eighteen (18) months after the Termination Date, Houseman shall not directly solicit, encourage, or entice any of Red Robin’s employees for employment by any person or entity.  In the event that Houseman breaches this Paragraph 11, in addition to other remedies available at law and equity, Houseman agrees to disgorge the full sum paid to him by Red Robin under Paragraph 1 of this Agreement and Red Robin will not be obligated to make any further payments under Paragraphs 1, 2, and 3 of this Agreement.

12.                               Confidentiality.  Houseman shall not, directly or indirectly, disclose, discuss, publish, or communicate the existence of this Agreement, or any of its terms and provisions, to or with any third party, the only exceptions being disclosures, discussions, publications, or communications (a) specifically ordered or directed by a court, agency or other governmental authority; (b) by Houseman to an attorney and/or a financial advisor of Houseman if necessary for the rendition of professional advice to Houseman (the restrictions stated in this Paragraph 13 shall automatically apply to the attorney and/or financial advisor and Houseman shall so advise the attorney and/or financial advisor); and (c) by Houseman to Houseman’s spouse or partner in a civil union (the restrictions stated in this Paragraph 12 shall automatically apply to Houseman’s spouse, and Houseman shall so advise Houseman’s spouse or civil union partner).  If Houseman discloses information about this Agreement to any third party under this Paragraph 13, Houseman shall inform him or his that the information must be kept strictly confidential.  Red Robin shall be entitled to equitable and legal remedies, including a damage award and an award of attorney fees against Houseman, in the event of a breach of this Paragraph 12.

13.                               Non-Disparagement.  Houseman agrees that, now and in the future, he will not make any disparaging or derogatory statements, whether verbal, written, or nonverbal, regarding Red Robin or any of the Released PartiesRed Robin agrees to provide a neutral reference for Employee, which will include dates of employment, position held, and rate of pay, provided that the request for employment reference or verification is addressed to 1-800-367-5690 (Employer code 10067, PIN is Employee’s date of birth).  Red Robin agrees that its current Board of Directors and current Executive Team will not disparage Houseman in statements made in the context of discussing his professional capabilities and/or competence.

14.                               Cooperation.  Houseman agrees to cooperate with and fully support Red Robin in any investigation, and make himself available to Red Robin to give testimony and/or evidence in all administrative, regulatory, criminal, arbitration, and/or civil litigation proceedings in which Red Robin and/or its affiliates directors, officers, employees, agents, or successors are a party or in which one or more of them are otherwise requested to give evidence.  Houseman hereby resigns and relinquishes all right, title, and authority as a director, officer, agent, employee, committee member, or representative of any nature whatsoever, whether appointed, elected, nominated, or otherwise assigned or assumed, of Red Robin or any other Released Party and of any and all such positions Houseman has held at the request of or on behalf of Red Robin or any other Released Party.  Additionally, Houseman agrees to cooperate with and fully support Red Robin, as needed, to appoint new officers and/or directors of Red Robin International, Inc. and any other Released Party.

15.                               Liquor Licensed Indemnity.  Red Robin agrees to indemnify and hold harmless Houseman from any liability whatsoever arising from or related to any liquor license which Houseman was named on during his employment by Red Robin.

16.                               No Admission of Wrongdoing.  Nothing in this Agreement shall be deemed an admission of wrongdoing or of any kind of liability by either Houseman or Red Robin, nor shall this Agreement be evidence of wrongdoing or any kind of liability.

17.                               Entire Agreement; Amendment of This Agreement.  This instrument constitutes the entire Agreement between the Parties, and no representation, warranty, promise, inducement, or agreement (oral or otherwise) not set forth in this Agreement shall be binding on the Parties.  This Agreement, upon the effective date of this Agreement and continuing thereafter, shall supersede all prior agreements, arrangements, and understandings between the Parties.  This Agreement may not be modified or amended in any way except by a subsequent, written agreement between the Parties, signed by Houseman and Cathy Cooney, Chief People Officer, Red Robin International, Inc. or her designee or assign.

18.                               Enforcement of Agreement to Maximum Extent Permissible.  If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable.  The Parties expressly empower and direct a court of competent jurisdiction to modify any invalid, illegal, or unenforceable provision of this Agreement to the extent necessary, so as to comply with existing law and to enforce this Agreement as so modified.  The validity, legality and enforceability of the remaining portions of the provision and all other provisions contained herein shall be enforced to the fullest and not in any way be adversely affected or impaired by the severance and modification of the provision.

19.                               Material Breach of Agreement.  In the event of a material breach of any of Houseman’s covenants or commitments in this Agreement, all of Houseman’s obligations shall remain and shall be enforceable, but, in addition to other remedies available to Red Robin under this Agreement and otherwise, Red Robin’s obligations under this Agreement shall immediately terminate, including, without limitation, the obligation to provide the severance benefits described in Paragraphs 1, 2 and 3 of this Agreement.  Similarly, Houseman shall be relieved of any further obligation under this Agreement if Red Robin materially breaches its covenants or commitments in this Agreement.

20.                               Disputes.  Either Party to this Agreement, and any intended beneficiary under this Agreement, shall have the right to bring an action to enforce or recover damages for breach of this Agreement.  The parties to such an action may, but are not obligated to, agree to resolve their dispute(s) through alternative dispute resolution, such as arbitration or mediation.  The Parties agree that, in addition to awarding appropriate legal and equitable relief, the Court shall award the prevailing party in such a dispute his or its reasonable attorneys’ fees and costs.

21.                               Choice of Governing Law and Forum Selection.

a.                                      This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules.

b.                                      Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that this Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  In no event will the Red Robin or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Houseman under Section 409A or any damages for failing to comply with Section 409A.

c.                                       Any action brought under or to enforce this Agreement shall be filed in the Eighteenth Judicial District for the County of Arapahoe in the State of Colorado, or in the U.S. District Court for the District of Colorado.

22.                               Waiver of Jury Trial.  The Parties knowingly and voluntarily waive any right which either or any of them shall have to receive a trial by jury with respect to any claims, controversies, or disputes which arise out of or relate to this Agreement or Houseman’s employment with Red Robin.

23.                               Interpretation of Agreement.  The headings in this Agreement are for convenience only, and shall not limit, be used to interpret, or otherwise affect in any way the provisions of the Agreement.

24.                               Consideration Period; Execution of Agreement.  Houseman shall have forty-five (45) days, beginning on August 1, 2014, in which to consider and execute this Agreement.  Red Robin has advised Houseman to consult with an attorney before executing this Agreement.  Houseman may execute this Agreement any time during the 45-day period.  Houseman acknowledges that, if he executes this Agreement before expiration of the 45-day consideration period, Houseman shall be deemed to have waived the remainder of the 45-day consideration period.  Houseman acknowledges that any decision by Houseman to execute this Agreement before the conclusion of the 45-day period has not been induced by Red Robin through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 45-day time period, or by offering different terms if the Agreement is signed prior to the expiration of the 45-day time period.  Once Houseman executes this Agreement, he shall deliver, by hand delivery or certified mail, the signed Agreement to Cathy Cooney, Chief People Officer, Red Robin International, Inc., 6312 South Fiddlers Green Circle, Suite 200 North, Greenwood Village, CO 80111.

25.                               Right of Revocation; Effective Date.

a.                                      Houseman shall have seven (7) days following execution of this Agreement to revoke this Agreement.  Houseman may revoke this Agreement by delivering written notice, signed by Houseman, to Cathy Cooney, Chief People Officer, Red Robin International, Inc., 6312 South Fiddlers Green Circle, Suite 200 North, Greenwood Village, CO 80111, at or before 5:00 pm on the seventh day after he executes this Agreement.  The 7-day revocation period cannot be waived.

b.                                      If Houseman revokes this Agreement during the 7-day revocation period, the Agreement shall not take effect and shall not bind either Party.  If Houseman does not revoke this Agreement during the revocation period, this Agreement shall become effective eight (8) days following execution of this Agreement.

26.                               Houseman’s Voluntary Acceptance.  Houseman acknowledges that Red Robin advised him to discuss this Agreement with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement and returning it to Red Robin’s designated representative.  Houseman represents that Houseman has knowingly and voluntarily signed this Agreement as his own free act, and not due to coercion, duress, or other improper influence.

IN WITNESS THEREOF, Eric Houseman, Red Robin International, Inc. and Red Robin Gourmet Burgers, Inc. have executed this Confidential Severance Agreement:

ERIC HOUSEMAN

/s/ Eric Houseman

Date:	7/25/2014

RED ROBIN INTERNATIONAL, INC.

/s/ Stuart B. Brown
Stuart B. Brown
Treasurer & Assistant Secretary

Date:	7/24/2014

RED ROBIN GOURMET BURGERS, INC.

/s/ Cathy Cooney
Cathy Cooney
Senior Vice President & Chief People Officer

Date:	7/24/2014